WARNER BROS. DISCOVERY

Warner Bros. Discovery Reports Second-Quarter 2026 Results

$ in millions	Three Months Ended June 30, 2026	2025	% Change Reported	Ex-FX(*)
Distribution	$ 4,950	$ 4,885	1 %	1 %
Advertising	1,724	2,216	(22)%	(22)%
Content	1,828	2,471	(26)%	(26)%
Other	215	240	(10)%	(11)%
Total revenues	$ 8,717	$ 9,812	(11)%	(12)%
Net income available to Warner Bros. Discovery, Inc.	149	1,580	(91)%	NM
Adjusted EBITDA(*)	1,879	1,953	(4)%	(6)%
Cash provided by operating activities	848	983	(14)%	
Free cash flow(*)	572	702	(19)%	

NM - Not Meaningful
(*) A non-GAAP financial measure; see the section starting on page 11 titled Definitions & Sources for additional details.

Q2 2026 Highlights

- Total revenues were $8.7 billion, a 12% ex-FX[1] decrease from the prior year quarter.
  - Distribution revenues increased 1% ex-FX, as dynamic underlying growth in global streaming subscribers was partially offset by continued domestic linear pay TV subscriber declines and the impact of the HBO Max domestic distribution deal renewal with a former related party, previously disclosed in the second quarter of 2025.
  - Advertising revenues decreased 22% ex-FX, as ad-lite streaming subscriber growth was more than offset by the absence of the NBA along with continued domestic linear audience declines. The absence of the NBA in the current year negatively impacted the year-over-year growth rate by 20% ex-FX.
  - Content revenues decreased 26% ex-FX, primarily due to lower theatrical revenue at the Studios segment.
- Net income available to Warner Bros. Discovery, Inc. was $0.1 billion, which includes $1.1 billion of pre-tax acquisition-related amortization of intangibles, content fair value step-up, and restructuring expenses.
- Total Adjusted EBITDA[2][*] was $1.9 billion, a 6% ex-FX decrease compared to the prior year quarter, as growth in the Streaming segment was more than offset by a decline in the Studios and Global Linear Networks segments.
- Cash provided by operating activities was $848 million. Free cash flow[3][*] was $572 million. Free cash flow was unfavorably impacted by approximately $350 million of separation & transaction-related items compared to an approximate $250 million impact in the prior year quarter.
- Ended the first quarter with $29.7 billion of net debt[4][*] and 3.4x net leverage[5][*].
- During the second quarter, the Company repaid in full the $15 billion bridge loan facility with a $13 billion Term Loan B and a €1.7 billion Term Loan B.

Q2 2026 Earnings Press Release | August 6, 2026 1

WARNER BROS.
DISCOVERY

Streaming Segment

$ in millions	Three Months Ended June 30, 2026	2025	% Change Reported	Ex-FX(*)
Distribution	$ 2,689	$ 2,410	12 %	11 %
Advertising	306	282	9 %	8 %
Subscriber-related revenues(*)	2,995	2,692	11 %	10 %
Content	84	102	(18)%	(13)%
Other	—	(1)	NM	NM
Total revenues	3,079	2,793	10 %	10 %
Costs of revenues (excluding depreciation & amortization)	1,904	1,913	— %	— %
Selling, general and administrative	663	587	13 %	14 %
Adjusted EBITDA	$ 512	$ 293	75 %	63 %

(*) A non-GAAP financial measure; see the section starting on page 11 titled Definitions & Sources for additional details.

Q2 2026 Highlights

- Streaming revenues increased 10% ex-FX to $3,079 million compared to the prior year quarter. Subscriber-related revenues[(6)(*)] increased 10% ex-FX compared to the prior year quarter.
  - Distribution revenue increased 11% ex-FX, as a result of the continued growth in existing markets and global expansion of HBO Max, including new distribution deals, partially offset by the domestic distribution deal renewal with a former related party, previously disclosed in the second quarter of 2025.
  - Advertising revenue increased 8% ex-FX, primarily driven by an increase in global ad-lite subscribers. The absence of the NBA in the current year negatively impacted the year-over-year growth rate by 16% ex-FX.
- Streaming operating expenses increased 3% ex-FX to $2,567 million compared to the prior year quarter.
  - Costs of revenues were relatively flat compared to the prior year quarter, as higher international content costs to support HBO Max launches were offset by shifts in the overall mix of programming.
  - SG&A increased 14% ex-FX, primarily due to higher marketing costs tied to HBO Max international launches and higher overhead costs.
- Streaming Adjusted EBITDA increased 63% ex-FX to $512 million compared to the prior year quarter.

Q2 2026 Earnings Press Release | August 6, 2026 2

WARNER BROS. DISCOVERY

Studios Segment

$ in millions	Three Months Ended June 30, 2026		2025		% Change Reported	Ex-FX(*)
Distribution	$	4	$	1	NM	NM
Advertising		—		—	NM	NM
Content		2,125		3,591	(41)%	(41)%
Other		199		209	(5)%	(5)%
Total revenues		2,328		3,801	(39)%	(39)%
Costs of revenues (excluding depreciation & amortization)		1,514		2,215	(32)%	(32)%
Selling, general and administrative		718		723	(1)%	(1)%
Adjusted EBITDA	$	96	$	863	(89)%	(89)%

(*) A non-GAAP financial measure; see the section starting on page 11 titled Definitions & Sources for additional details.

Q2 2026 Highlights

- Studios revenues decreased 39% ex-FX to $2,328 million compared to the prior year quarter.
  - Content revenue decreased 41% ex-FX.
    - Theatrical revenue decreased 46% ex-FX, driven by lower box office revenue primarily due to this quarter's slate in relation to the strong performance of *A Minecraft Movie, Sinners, and Final Destination Bloodlines* in the prior year quarter.
    - TV revenue decreased 45% ex-FX, primarily driven by lower intercompany content licensing due to the timing of renewals.
    - Games revenue increased 45% ex-FX, due to the release of *LEGO Batman: Legacy of the Dark Knight* in the current year quarter.
- Studios operating expenses decreased 24% ex-FX to $2,232 million compared to the prior year quarter.
  - Costs of revenues decreased 32% ex-FX.
    - Theatrical content expense decreased 41% ex-FX due to lower theatrical revenues, partially offset by impairments in the current year quarter.
    - TV content expense decreased 35% ex-FX primarily driven by lower intercompany content licensing.
    - Games content expense increased 52% ex-FX, due to the release of *LEGO Batman: Legacy of the Dark Knight* in the current year quarter.
  - SG&A decreased 1% ex-FX, primarily driven by lower marketing costs.
- Studios Adjusted EBITDA decreased by 89% ex-FX to $96 million compared to the prior year quarter.

Q2 2026 Earnings Press Release | August 6, 2026 3

WARNER BROS. DISCOVERY

Global Linear Networks Segment

$ in millions	Three Months Ended June 30, 2026	2025	% Change Reported	Ex-FX(*)
Distribution	$ 2,265	$ 2,477	(9)%	(9)%
Advertising	1,429	1,953	(27)%	(27)%
Content	261	287	(9)%	(12)%
Other	36	86	(58)%	(59)%
Total revenues	3,991	4,803	(17)%	(17)%
Costs of revenues (excluding depreciation & amortization)	1,885	2,592	(27)%	(27)%
Selling, general and administrative	660	699	(6)%	(6)%
Adjusted EBITDA	$ 1,446	$ 1,512	(4)%	(5)%

(*) A non-GAAP financial measure; see the section starting on page 11 titled Definitions & Sources for additional details.

Q2 2026 Highlights

- Global Linear Networks revenues decreased 17% ex-FX to $3,991 million compared to the prior year quarter.
  - Distribution revenue decreased 9% ex-FX, primarily driven by a 10% decrease in domestic linear pay TV subscribers, partially offset by a 1% increase in domestic affiliate rates.
  - Advertising revenue decreased 27% ex-FX, primarily driven by 17% domestic audience declines, largely due to the absence of the NBA in the current year quarter. The absence of the NBA negatively impacted the year-over-year growth rate by 20% ex-FX. Additionally, the broadcast of the NCAA March Madness Final Four and Championship in the current year, along with the absence of the NHL Stanley Cup Finals, which was broadcast in the prior year, positively impacted the year-over-year growth rate by 4% ex-FX.
  - Content revenue decreased 12% ex-FX, primarily due to the timing of third party licensing deals.
- Global Linear Networks operating expenses decreased 23% ex-FX to $2,545 million compared to the prior year quarter.
  - Costs of revenues decreased 27% ex-FX, primarily driven by the absence of the NBA in the current year quarter. The absence of the NBA favorably impacted the year-over-year growth rate by 30% ex-FX.
  - SG&A decreased 6% ex-FX, primarily driven by lower overhead costs, partially offset by higher marketing costs.
- Global Linear Networks Adjusted EBITDA decreased 5% ex-FX to $1,446 million compared to the prior year quarter.

Q2 2026 Earnings Press Release | August 6, 2026 4

WARNER BROS. DISCOVERY

Corporate

$ in millions	Three Months Ended June 30, 2026	2025	% Change Reported	Ex-FX(*)
Adjusted EBITDA	$ (298)	$ (316)	6 %	6 %

(*) A non-GAAP financial measure; see the section starting on page 11 titled Definitions & Sources for additional details.

- Corporate Adjusted EBITDA improved by $18 million, primarily driven by lower overhead costs.

Inter-segment Eliminations

$ in millions	Three Months Ended June 30, 2026	2025
Total revenue eliminations	$ (682)	$ (1,586)
Total expense eliminations	(805)	(1,187)
Adjusted EBITDA	$ 123	$ (399)

Leverage and Liquidity

- Ended Q2 with $3.4 billion of cash on hand, $33.1 billion of gross debt(7)(*), and 3.4x net leverage(5)(*).
- During the second quarter, the Company repaid in full the $15 billion bridge loan facility with a $13 billion Term Loan B and a €1.7 billion Term Loan B.
- As of June 30, 2026, the weighted average maturity of the Company's outstanding debt was 8.3 years with a weighted average cost of 5.2%.
- As of June 30, 2026, the Company's $4.0 billion revolving credit facility was undrawn.

Free Cash Flow

$ in millions	Three Months Ended June 30, 2026	2025	% Change
Cash provided by operating activities	$ 848	$ 983	(14)%
Purchases of property and equipment	(276)	(281)	(2)%
Free cash flow(*)	$ 572	$ 702	(19)%

(*) A non-GAAP financial measure; see the section starting on page 11 titled Definitions & Sources for additional details.

- Q2 2026 cash provided by operating activities decreased to $848 million from $983 million in the prior year quarter. Free cash flow(3)(*) decreased to $572 million from $702 million, primarily driven by higher net content investment partially offset by lower tax payments and the timing of working capital. Free cash flow was unfavorably impacted by approximately $350 million of separation & transaction-related items compared to an approximate $250 million impact in the prior year quarter.
- As of June 30, 2026, the Company had $3,900 million drawn on its revolving receivables program, a $50 million increase vs. Q1.

Q2 2026 Earnings Press Release | August 6, 2026 5

Warner Bros. Discovery, Inc. Consolidated Statements of Operations Three Months Ended June 30, Unaudited; in millions, except per share amounts 2026 2025 Distribution $ 4,950 $ 4,885 Advertising 1,724 2,216 Content 1,828 2,471 Other 215 240 Total revenues 8,717 9,812 Costs of revenues, excluding depreciation and amortization 4,621 5,967 Selling, general and administrative 2,564 2,477 Depreciation and amortization 1,159 1,447 Restructuring and other charges 113 80 Impairments and loss on dispositions 23 26 Total costs and expenses 8,480 9,997 Operating income (loss) 237 (185) Interest expense, net (511) (463) (Loss) gain on extinguishment of debt, net (75) 2,958 Income from equity investees, net 28 5 Other income, net 50 139 (Loss) income before income taxes (271) 2,454 Income tax benefit (expense) 433 (866) Net income 162 1,588 Net income attributable to noncontrolling interests (13) (7) Net income attributable to redeemable noncontrolling interests — (1) Net income available to Warner Bros. Discovery, Inc. $ 149 $ 1,580 Net income per share available to Warner Bros. Discovery, Inc. Series A common stockholders: Basic $ 0.06 $ 0.64 Diluted $ 0.06 $ 0.63 Weighted average shares outstanding: Basic 2,511 2,477 Diluted 2,575 2,499 Q2 2026 Earnings Press Release | August 6, 2026 6

Warner Bros. Discovery, Inc. Consolidated Balance Sheets Unaudited; in millions, except par value June 30, 2026 December 31, 2025 Assets Current assets: Cash and cash equivalents $ 3,369 $ 4,566 Receivables, net 4,952 5,294 Prepaid expenses and other current assets 4,218 3,346 Total current assets 12,539 13,206 Film and television content rights and games 19,245 19,114 Property and equipment, net 6,652 6,685 Goodwill 25,861 25,933 Intangible assets, net 25,922 27,764 Other noncurrent assets 7,029 7,383 Total assets $ 97,248 $ 100,085 Liabilities and equity Current liabilities: Accounts payable $ 1,060 $ 1,093 Accrued liabilities 12,076 9,626 Deferred revenues 1,514 1,642 Current portion of debt 1,493 139 Total current liabilities 16,143 12,500 Noncurrent portion of debt 30,530 32,428 Deferred income taxes 5,579 6,383 Other noncurrent liabilities 11,001 11,608 Total liabilities 63,253 62,919 Commitments and contingencies Redeemable noncontrolling interests — 19 Warner Bros. Discovery, Inc. stockholders’ equity: Series A common stock: $0.01 par value; 10,800 and 10,800 shares authorized; 2,738 and 2,710 shares issued; and 2,508 and 2,480 shares outstanding 27 27 Preferred stock: $0.01 par value; 1,200 and 1,200 shares authorized, 0 shares issued and outstanding — — Additional paid-in capital 56,022 56,055 Treasury stock, at cost: 230 and 230 shares (8,244) (8,244) Accumulated deficit (14,279) (11,512) Accumulated other comprehensive loss (688) (407) Total Warner Bros. Discovery, Inc. stockholders’ equity 32,838 35,919 Noncontrolling interests 1,157 1,228 Total equity 33,995 37,147 Total liabilities and equity $ 97,248 $ 100,085 Q2 2026 Earnings Press Release | August 6, 2026 7

Warner Bros. Discovery, Inc. Consolidated Statements of Cash Flows Six Months Ended June 30, Unaudited; in millions 2026 2025 Operating Activities Net (loss) income $ (2,744) $ 1,139 Adjustments to reconcile net income to cash provided by operating activities: Content rights amortization and impairment 5,088 6,851 Depreciation and amortization 2,385 2,994 Deferred income taxes (812) (471) Loss (gain) on extinguishment of debt 102 (2,954) Share-based compensation expense 342 298 Impairments and loss on dispositions 37 116 Netflix Termination Fee accrual 2,800 — Other, net 42 (85) Changes in operating assets and liabilities, net of acquisitions and dispositions: Receivables, net 278 (460) Film and television content rights, games, and production payables, net (5,527) (6,314) Accounts payable, accrued liabilities, deferred revenues and other noncurrent liabilities (833) (141) Foreign currency, prepaid expenses and other assets, net (518) 563 Cash provided by operating activities 640 1,536 Investing Activities Purchases of property and equipment (544) (532) Proceeds from sales of investments 9 54 Investments in and advances to equity investees (25) (26) Proceeds from asset dispositions — 66 Other investing activities, net 61 7 Cash used in investing activities (499) (431) Financing Activities Principal repayments of debt, including premiums and discounts to par value (15,373) (20,403) Borrowings from debt, net of discount and issuance costs 14,781 18,303 Distributions to noncontrolling interests and redeemable noncontrolling interests (144) (174) Proceeds from the formation of music catalog joint venture — 601 Borrowings under commercial paper program and revolving credit facility 1,261 3,551 Repayments under commercial paper program and revolving credit facility (1,261) (3,551) Principal repayments of finance and other lease obligations (120) (101) Cash paid to settle share-based awards, net (451) (117) Other financing activities, net 34 5 Cash used in financing activities (1,273) (1,886) Effect of exchange rate changes on cash, cash equivalents, and restricted cash (65) 256 Net change in cash, cash equivalents, and restricted cash (1,197) (525) Cash, cash equivalents, and restricted cash, beginning of period 4,570 5,416 Cash, cash equivalents, and restricted cash, end of period $ 3,373 $ 4,891 Q2 2026 Earnings Press Release | August 6, 2026 8

Reconciliation of Net (Loss) Income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization Three Months Ended June 30, Unaudited; in millions 2026 2025 Net income available to Warner Bros. Discovery, Inc. $ 149 $ 1,580 Net income attributable to redeemable noncontrolling interests — 1 Net income attributable to noncontrolling interests 13 7 Income tax (benefit) expense (433) 866 (Loss) income before income taxes (271) 2,454 Other income, net (50) (139) Income from equity investees, net (28) (5) Loss (gain) on extinguishment of debt, net 75 (2,958) Interest expense, net 511 463 Operating Income (loss) 237 (185) Depreciation and amortization 1,159 1,447 Impairment and amortization of fair value step-up for content 77 388 Restructuring and other charges 113 80 Employee share-based compensation 187 173 Transaction and integration costs 72 17 Impairments and loss on dispositions 23 26 Amortization of capitalized interest for content 11 3 Facility consolidation costs — 4 Adjusted EBITDA(*) $ 1,879 $ 1,953 (*) A non-GAAP financial measure; see the section starting on page 13 titled Definitions & Sources for additional details Q2 2026 Earnings Press Release | August 6, 2026 9

2026 Outlook Warner Bros. Discovery, Inc. ("Warner Bros. Discovery", "WBD", the "Company", "we", "us", or "our" ) may provide forward-looking commentary in connection with this earnings announcement on its quarterly earnings conference call. Details on how to access the audio webcast are included below. Q2 2026 Prepared Earnings Remarks Conference Call Information In conjunction with this release, Warner Bros. Discovery will post a Shareholder Letter and host a conference call today, August 6, 2026 at 8:00 a.m. ET, to discuss its second quarter 2026 financial results. To access the Shareholder Letter and webcast of the earnings call, please visit the Investor Relations section of the Company's website at www.wbd.com. Cautionary Statement Concerning Forward-Looking Statements Information set forth in this communication constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. These forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties and on information available to Warner Bros. Discovery as of the date hereof. Forward-looking statements include, without limitation, statements about the benefits of the proposed transaction between WBD and Paramount Skydance Corporation (“PSKY”) (the “proposed transaction”), future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of WBD’s management and are subject to significant risks and uncertainties outside of our control. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the completion of the proposed transaction may not occur on the anticipated terms and timing or at all; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; (3) the risk that the necessary regulatory approvals for the proposed transaction may not be obtained or may be obtained subject to conditions that are not anticipated; (4) risks that any of the closing conditions to the proposed transaction may not be satisfied in a timely manner; (5) risks related to litigation brought in connection with the proposed transaction; (6) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (7) effects of the announcement, pendency or completion of the proposed transaction on the ability of WBD to retain customers and retain and hire key personnel and maintain relationships with suppliers, distributors, advertisers, content providers, vendors and other business partners, and on its operating results and business generally; (8) negative effects of the announcement or the consummation of the proposed transaction on the market price of WBD common stock; (9) risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction; (10) inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections; (11) the ability to obtain or consummate financing or refinancing related to the proposed transaction; and (12) the response of WBD or PSKY management to any of the aforementioned factors. WBD's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risks related to the proposed transaction. Discussions of additional risks and uncertainties are contained in WBD’s filings with the Securities and Exchange Commission, including but not limited to WBD’s most recent Annual Report on Form 10-K, reports on Form 10-Q and Form 8- K and the definitive proxy statement filed by WBD in connection with the proposed transaction. WBD is not under any obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law. Persons reading this communication are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Non-GAAP Financial Measures In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this communication may also contain certain non-GAAP financial measures, identified with an "(*)". Reconciliations between the non-GAAP financial measures and the closest GAAP financial measures are available in the financial schedules in this release and in the "Quarterly Results" section of the Warner Bros. Discovery, Inc. investor relations website at: https://ir.wbd.com. About Warner Bros. Discovery Warner Bros. Discovery is a leading global media and entertainment company that creates and distributes the world’s most differentiated and complete portfolio of branded content across television, film, streaming and gaming. Warner Bros. Discovery inspires, informs and entertains audiences worldwide through its iconic brands and products including: Discovery Channel, HBO Max, discovery+, CNN, DC, TNT Sports, Eurosport, HBO, HGTV, Food Network, OWN, Investigation Discovery, TLC, Magnolia Network, TNT, TBS, truTV, Travel Channel, Animal Planet, Science Channel, Warner Bros. Motion Picture Group, Warner Bros. Television Group, Warner Bros. Pictures Animation, Warner Bros. Games, New Line Cinema, Cartoon Network, Adult Swim, Turner Classic Movies, Discovery en Español, Hogar de HGTV and others. For more information, please visit www.wbd.com. Contacts Media Robert Gibbs Joe Libonati (347) 268-3017 (917) 287-6763 robert.gibbs@wbd.com joe.libonati@wbd.com Investor Relations Peter Lee Sam Yates (212) 548-5907 (212) 548-4907 peter.lee@wbd.com samantha.yates@wbd.com Q2 2026 Earnings Press Release | August 6, 2026 10

Definitions and Sources for Warner Bros. Discovery, Inc. (1) Foreign Exchange Impacting Comparability: The impact of exchange rates on our business is an important factor in understanding period-to- period comparisons of our results. For example, our international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other foreign currencies. We believe the presentation of results on a constant currency basis (“ex-FX”), in addition to results reported in accordance with U.S. GAAP provides useful information about our operating performance because the presentation ex-FX excludes the effects of foreign currency volatility and highlights our core operating results. The presentation of results on a constant currency basis should be considered in addition to, but not a substitute for, measures of financial performance reported in accordance with U.S. GAAP. The ex-FX change represents the percentage change on a period-over-period basis adjusted for foreign currency impacts. For the 2026 period, the ex- FX change is calculated as the difference between the current year amounts translated at a baseline rate, which is a spot rate for each of our currencies determined early in the fiscal year as part of our forecasting process (the “2026 Baseline Rate”), and the prior year amounts translated at the same 2026 Baseline Rate. In addition, consistent with the assumption of a constant currency environment, our ex-FX results exclude the impact of our foreign currency hedging activities, as well as realized and unrealized foreign currency transaction gains and losses. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies. (2) Adjusted EBITDA: The Company evaluates the operating performance of its operating segments based on financial measures such as revenues and Adjusted EBITDA. Adjusted EBITDA is defined as operating income excluding: (i) employee share-based compensation, (ii) depreciation and amortization, (iii) restructuring and facility consolidation, (iv) certain impairment charges, (v) gains and losses on business and asset dispositions, (vi) third-party transaction and integration costs, (vii) amortization of purchase accounting fair value step-up for content, (viii) amortization of capitalized interest for content, and (ix) other items impacting comparability. The Company uses this measure to assess the operating results and performance of the segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. The Company believes Adjusted EBITDA is relevant to investors because it allows them to analyze the operating performance of each segment using the same metric management uses. The Company excludes employee share-based compensation, restructuring, certain impairment charges, gains and losses on business and asset dispositions, and transaction and integration costs from the calculation of Adjusted EBITDA due to their impact on comparability between periods. Integration costs include transformative system implementations and integrations, such as Enterprise Resource Planning systems, and may take several years to complete. The Company also excludes the depreciation of fixed assets and amortization of intangible assets, amortization of purchase accounting fair value step- up for content (which is included in consolidated costs of revenues), and amortization of capitalized interest for content, as these amounts do not represent cash payments in the current reporting period. We prospectively updated certain corporate allocations at the beginning of 2025. The impact to prior periods was immaterial. (3) Free cash flow: The Company defines free cash flow as cash flow from operations less acquisitions of property and equipment. The Company believes free cash flow is an important indicator for management and investors of the Company’s liquidity, including its ability to reduce debt, make strategic investments, and return capital to stockholders. (4) Net debt: The Company defines net debt as gross debt of $33.1 billion, less cash, cash equivalents, and restricted cash of $3.4 billion. The Company believes this measure is relevant to investors as it is a financial measure frequently used in evaluating a company's financial condition. (5) Net leverage: The Company defines net leverage as the calculation where net debt (gross debt of $33.1 billion, less cash, cash equivalents, and restricted cash of $3.4 billion) is divided by the sum of the most recent four quarters Adjusted EBITDA of $8.8 billion. The Company believes this measure is relevant to investors as it is a financial measure frequently used in evaluating a company's financial condition. (6) Subscriber-related revenues: The Company defines subscriber-related revenues as the sum of distribution and advertising revenues in the Streaming segment. The Company uses subscriber-related revenues to monitor and evaluate the Company's streaming revenue performance. The Company believes this measure is relevant to investors as it highlights the revenue generation tied to the Company's streaming products. (7) Gross debt: The Company defines gross debt of $33.1 billion as total debt of $32.4 billion, plus finance leases of $659 million. The Company believes this measure is relevant to investors as it is a financial measure frequently used in evaluating a company's financial condition. Please refer to the Trending Schedules and Non-GAAP Reconciliations posted in the "Quarterly Results" section of the Company's investor relations website (https://ir.wbd.com) for the full reconciliation of net leverage. Numbers presented in the following materials are on a rounded basis using actual amounts. Minor differences in totals and percentages may exist due to rounding. Source: Warner Bros. Discovery, Inc. Q2 2026 Earnings Press Release | August 6, 2026 11